As filed with the Securities and Exchange Commission on December 30, 2011
Registration No. 333-

    UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The LGL Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	38-1799862 (I.R.S. Employer Identification No.)
2525 Shader Rd. Orlando, Florida 32804
(Address of Principal Executive Offices) (Zip Code)

2011 Incentive Plan
(Full Title of Plan)

R. LaDuane Clifton
Chief Accounting Officer
The LGL Group, Inc.
2525 Shader Rd.
Orlando, Florida 32804
(Name and Address of Agent for Service)

(407) 298-2000
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Robert H. Friedman, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
(212) 451-2220

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	500,000 shares	$7.39 (2)	$3,695,000	$423.45

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such indeterminate number of additional shares of common stock that may be offered pursuant to the anti-dilution provisions set forth in the 2011 Incentive Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act on the basis of the average of the high and low prices reported for the shares of common stock of The LGL Group, Inc. on NYSE Amex on December 28, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, The LGL Group, Inc. is sometimes referred to as the “Corporation,” “we,” “us” or “our.”

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 24, 2011, referred to herein as the 2010 Annual Report;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed with the SEC on May 16, 2011;

3.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, filed with the SEC on August 12, 2011, and amended on August 15, 2011;

4.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, filed with the SEC on November 14, 2011;

5.
Our Current Reports on Form 8-K filed with the SEC on February 2, 2011, February 8, 2011, March 9, 2011, March 24, 2011, April 29, 2011, May 10, 2011, July 1, 2011, July 7, 2011, July 28, 2011, August 5, 2011, August 9, 2011, August 29, 2011, November 7, 2011 and November 14, 2011; and

6.
The description of our Common Stock contained in our Registration Statement on Form 8-A, as amended (Registration No. 001-00106), including any amendments or reports filed for the purpose of updating such description.

Additionally, all documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Officers and Directors.

 The Certificate of Incorporation of the Corporation provides that the Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section.  In addition, the Corporation’s Certificate of Incorporation eliminates the personal liability of the directors of the Corporation to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL, as same may be amended and supplemented.

Section 5.1 of the By-laws of the Corporation further provides as follows:

(a)           The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)           The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to  any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c)           To the extent that a director, officer, employee or agent of the Corporation, or a person serving in any other enterprise at the request of the Corporation, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) and (b) of this Section, or in defense of any claim, issue or matter therein, the Corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section.  Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e)           Expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to  repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section.

(f)           The indemnification and advancement of expenses provided by or granted pursuant to, the other subsections of this Section shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall it be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)           The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section.

(h)           The indemnification and advancement of expenses provided by, or granted pursuant to this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(i)           For the purposes of this Section, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(j)           This Section 5.1 shall be construed to give the Corporation the broadest power permissible by the DGCL, as it now stands and as hereafter amended.

The Corporation is a party to an indemnification agreement with each of its directors and executive officers whereby the Corporation is to indemnify each such person from and against any and all judgments, fines, penalties, excise taxes and amounts paid in settlement or incurred by such person for or as a result of action taken or not taken while such director was acting in his capacity as a director or executive officer of the Corporation.

The Corporation’s officers and directors are also covered under the Corporation’s directors and officers insurance policy.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

4.1	2011 Incentive Plan.
4.2	Form of Stock Option Agreement.
4.3	Form of Restricted Stock Agreement.
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
23.1	Consent of J.H. Cohn LLP.
23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page to this Registration Statement).

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Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on the 30th day of December, 2011.

THE LGL GROUP, INC.

By:	/s/ R. LaDuane Clifton
Name:	R. LaDuane Clifton
Title:	Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory P. Anderson and R. LaDuane Clifton his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory P. Anderson	President and Chief Executive Officer (Principal Executive Officer)	December 30, 2011
GREGORY P. ANDERSON

/s/ R. LaDuane Clifton	Chief Accounting Officer (Principal Financial and Accounting Officer)	December 30, 2011
R. LADUANE CLIFTON

Chairman of the Board of Directors (Non-Executive)
MARC J. GABELLI

/s/ James Abel	Director	December 30, 2011
JAMES ABEL

/s/ Michael Chiu	Director	December 30, 2011
MICHAEL CHIU

/s/ Vincent Enright	Director	December 30, 2011
VINCENT ENRIGHT

Director
TIMOTHY FOUFAS

/s/ Patrick J. Guarino	Director	December 30, 2011
PATRICK J. GUARINO

/s/ Manjit Kalha	Director	December 30, 2011
MANJIT KALHA

Director
PAUL KAMINSKI

EXHIBIT INDEX

4.1	2011 Incentive Plan.
4.2	Form of Stock Option Agreement.
4.3	Form of Restricted Stock Agreement.
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.
23.1	Consent of J.H. Cohn LLP.
23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page to this Registration Statement).

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